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                                                                    EXHIBIT 12.1

BOWATER INCORPORATED
STATEMENT OF COMPUTATION OF UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIO INFORMATION)

                                                       Six Months Ended June 30,
                                                       -------------------------
                                                         2002             2001
                                                       --------         --------
EARNINGS:

Income (loss) before income taxes and
  minority interests                                    $(74.6)          $161.0

Add: Fixed charges from below                             92.3             81.7
Less: Capitalized interest                                 3.4              5.8
                                                        ------           ------

                                                        $ 14.3           $236.9
                                                        ======           ======

FIXED CHARGES:

Interest expense, net of interest capitalized             83.1             69.0
Capitalized interest                                       3.4              5.8
Estimate of interest within rental expense                 1.5              1.4
Amortized premium and discounts related
  to indebtedness                                          4.3              5.5
                                                        ------           ------

                                                        $ 92.9           $ 81.7
                                                        ======           ======

RATIO OF EARNINGS TO FIXED CHARGES                          --             2.9x
                                                        ======           ======

DEFICIENCY OF EARNINGS TO FIXED CHARGES                 $(78.0)
                                                        ======